Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations:	Industry and Press Relations:
Jeffrey Goldberger / Yemi Rose	Constantine Theodoropulos
KCSA Strategic Communications	Base Pair Communications
212-896-1249 / 212-896-1233	617-292-7319
jgoldberger@kcsa.com / yrose@kcsa.com	Constantine@basepaircomm.com

Rexahn Pharmaceuticals Announces $10 Million Public Equity Offering

Rockville, Md., May 20, 2009 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN) announced today that it has agreed to sell up to $10 million in common stock and warrants in a registered offering. The investors will purchase for $3 million cash, 2,857,143 Shares of common stock at $ $1.05 per share.

Investors will also receive the right to purchase up to an additional $7 million of Common Stock on the following terms and conditions: (i) $2.33 million for a per share purchase price equal to $1.05 for a period of 60 days from the closing date, (ii) $2.33 million for a per share purchase price equal to $1.25 for a period of 3 years from the closing date, and (iii) $2.33 million for a per share purchase price equal to $1.50 for a period of 5 years from the closing date.

The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions, including the approval of an application for the listing of additional shares by the NYSE Amex exchange. Rexahn Pharmaceuticals, Inc. plans to use the net proceeds from the offering for research and development and general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for this transaction.

A shelf registration statement relating to the Common Stock and warrants to be issued in the offering, and to the common stock underlying the warrants, has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Rexahn Pharmaceuticals, Inc., 9620 Medical Center Drive, Rockville, MD 20850. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock or associated warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. For more information please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn's actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. Rexahn assumes no obligation to update these forward-looking statements.